1. Name and Address of Reporting Person
   Kerley, Greg D.
   2350 N. Sam Houston Parkway East
   Suite 300
   Houston, TX 77032
   USA
2. Issuer Name and Ticker or Trading Symbol
   Southwestern Energy Company (SWN)
3. IRS or Social Security Number of Reporting Person (Voluntary)
4. Statement for Month/Day/Year
   12/13/2002
5. If Amendment, Date of Original (Month/Day/Year)
6. Relationship of Reporting Person(s) to Issuer (Check all applicable)
   ( ) Director                   ( ) 10% Owner
   (X) Officer (give title below) ( ) Other (specify below)
   Exec. VP & CFO
7. Individual or Joint/Group Filing (Check Applicable Line)
   (X) Form filed by One Reporting Person
   ( ) Form filed by More than One Reporting Person

TABLE I -- Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned
+------------------------------+----------+----------+---------+--------------------------+--------------+-----------+------------+
|1. Title of Security          |2. Trans- |2A.Execu- |3. Trans-|4. Securities Acquired (A)|5. Amount of  |6. Owner-  |7. Nature   |
|                              |   action |   action |   action|   or Disposed of (D)     |Securities    |   ship    |   of In-   |
|                              |   Date   |   Date   |   Code  |                          |Beneficially  |   Form:   |   direct   |
|                              |          |          |         |                          |Owned         |   Direct  |   Bene-    |
|                              |  (Month/ |  (Month/ |         |                          |Following     |   (D) or  |   ficial   |
|                              |   Day/   |   Day/   +-----+---+-----------+---+----------+Reported      |   Indirect|   Owner-   |
|                              |   Year)  |   Year)  |Code |V  |Amount     |A/D|Price     |Transaction(s)|   (I)     |   ship     |
+------------------------------+----------+----------+-----+---+-----------+---+----------+--------------+-----------+------------+
Common Stock                    12/11/2002            A         19890       A   $0.0000    86384          D
                                                                                <F1>

TABLE II -- Derivative Securities Acquired, Disposed of, or Beneficially Owned
+----------+--------+-------+-------+---------+-----------+---------------------+----------------+----------+-------+-------+------+
|1.        |2.      |3.     |3A.    |4.       |5.         |6.                   |7.              |8.        |9.     |10.    |11.   |
|          |        |       |       |         |           |                     |                |          |Number |Owner- |      |
|          |        |       |       |         |           |                     |                |          |of     |ship   |      |
|          |        |       |       |         |           |                     |                |          |Deriv- |Form of|      |
|          |        |       |       |         |           |                     |Title and Amount|          |ative  |Deriv- |      |
|          |        |       |       |         |           |                     |of Underlying   |          |Secur- |ative  |Nature|
|          |Conver- |Trans- |Execu- |         |Number of  |                     |Securities      |          |ities  |Secur- |of    |
|          |sion or |action |tion   |         |Derivative |Date Exercisable     +-------+--------+          |Benefi-|ity:   |In-   |
|          |Exercise|Date   |Date   |         |Securities |and Expiration Date  |       |Amount  |          |cially |Direct |direct|
|          |Price of|       |       |Transac- |Acquired(A)|(Month/Day/Year)     |       |or      |          |Owned  |(D) or |Bene- |
|Title of  |Deriv-  |(Month/|(Month/|tion Code|Disposed(D)+----------+----------+       |Number  |Price of  |       |In-    |ficial|
|Derivative|ative   | Day/  | Day/  +------+--+-----+-----+Date Exer-|Expira-   |       |of      |Derivative|       |direct |Owner-|
|Security  |Security|Year)  |Year)  |Code  |V |(A)  |(D)  |cisable   |tion Date |Title  |Shares  |Security  |       |(I)    |ship  |
+----------+--------+-------+-------+------+--+-----+-----+----------+----------+-------+--------+----------+-------+-------+------+
Stock       $6                                                        12/16/2009 Common                      68250   D
Options                                                                          Stock
(Right to
buy)
Stock       $7.3125                                                   09/11/2008 Common                      15674   D
Options                                                                          Stock
(Right to
buy)
Stock       $7.4375                                                   12/14/2010 Common                      100000  D
Options                                                                          Stock
(Right to
buy)
Stock       $9.64                                                     12/20/2011 Common                      18750   D
Options                                                                          Stock
(Right to
buy)
Stock       $11.46   12/11/2         A         37136       12/11/2003 12/11/2012 Common  37136    $0.0000            D
Options              002                                   <F2>                  Stock            <F1>
(Right to
buy)
Stock       $11.46   12/11/2         A         12194       12/11/2003 12/11/2012 Common  12194    $0.0000    49330   D
Options              002                                   <F2>                  Stock            <F1>
(Right to
buy)
Stock       $12.5                                                     12/17/2007 Common                      11100   D
Options                                                                          Stock
(Right to
buy)
Stock       $12.8125                                                  12/16/2002 Common                      3000    D
Options                                                                          Stock
(Right to
buy)
Stock       $13.375                                                   12/08/2005 Common                      3750    D
Options                                                                          Stock
(Right to
buy)
Stock       $14.125                                                   02/27/2007 Common                      200     D
Options                                                                          Stock
(Right to
buy)
Stock       $14.625                                                   12/14/2004 Common                      50000   D
Options                                                                          Stock
(Right to
buy)
Stock       $14.75                                                    12/11/2006 Common                      4500    D
Options                                                                          Stock
(Right to
buy)
Stock       $17.125                                                   12/14/2003 Common                      3247    D
Options                                                                          Stock
(Right to
buy)

Explanation of Responses:

<F1>
Granted in consideration of services as an officer.
<F2>
Option becomes exercisable in three equal annual installments beginning on the first anniversary of the grant date specified in Column 3 or immediately upon a change in control.

SIGNATURE OF REPORTING PERSON
/s/ Kathy Harriell

DATE
12/13/2002